Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT: Kenneth D. Najour Chief Financial Officer T: 561-682-8947 E: Kenneth.Najour@AltisourceAMC.com

Altisource Residential Corporation Reports Fourth Quarter and Full Year 2013 Results

FREDERIKSTED, United States Virgin Islands, February 20, 2014 (GLOBE NEWSWIRE) - Altisource Residential Corporation (“Residential” or the “Company”) (NYSE: RESI) announced today financial and operating results for the fourth quarter and full year of 2013. The Company’s net income for the fourth quarter of 2013 totaled $21.6 million, or $0.50 per diluted share.1 Net income for the 2013 full year was $39.6 million, or $1.61 per diluted share.2 Taxable income for the 2013 full year was $17.7 million.

The Company also announced today that its Board of Directors has declared a special cash dividend of $0.08 per share of common stock, or an aggregate of $4.5 million based on shares outstanding. This dividend is intended to satisfy its requirement as a REIT to distribute at least 90% of its annual REIT taxable income to its stockholders for the year ended December 31, 2013. The Company will pay this dividend on March 10, 2014 to all stockholders of record as of the close of business on March 3, 2014.

Fourth quarter 2013 highlights:

•	Agreed to acquire three portfolios of non-performing residential mortgage loans (“NPLs”) with an aggregate market value of underlying properties of $1.7 billion, representing a 170% increase in underlying property value from the end of the third quarter. Completed purchase of $530 million of these NPLs in December 2013.

•	Resolved 288 loans in the fourth quarter versus 118 loans in the third quarter representing a 144% increase.

•	Increased the maximum aggregate funding available under our repurchase agreements by an additional $325 million to a total of $750 million.

•	Declared and paid a dividend of $0.25 per share.

Full-year 2013 highlights

•	Agreed to acquire an aggregate of approximately 13,500 non-performing loans with $2.7 billion in underlying property value.

•	Raised $659 million in equity capital at accretive prices.

•	Generated cash flow of $22.6 million,³ $4.9 million in excess of its taxable income of $17.7 million.

•	Declared and paid $0.35 per share in dividends.

Subsequent event highlights

•	Raised $468 million in equity capital at accretive prices.

•	Completed purchase of $890 million of NPLs pursuant to fourth quarter agreements.

•	Declared a special dividend of $0.08 per share.

Chairman William Erbey stated, “In 2013, we successfully delivered on every critical aspect of our business model. We generated positive cash flow and achieved an average acquisition discount that we believe translates into significant embedded value in our portfolio. I am pleased with what we have been able to accomplish in our first full year of operations.”

“The operational and financial results we achieved in 2013 underscore the strength of our business model. We made significant progress in our loan resolution efforts, more than doubling our resolutions in the fourth quarter. We expect to build on the momentum we have gained in developing our single-family rental portfolio,” said Chief Executive Officer Ashish Pandey.

[1]	Based on a weighted average of 43.2 million shares outstanding during the fourth quarter.
[2]	Based on a weighted average of 24.6 million shares outstanding during the year.
³	See non-GAAP measures – Generated Cash Flow attached.

Webcast and conference call

The Company will host a webcast and conference call on Thursday, February 20, 2014, at 10:00 a.m. Eastern Standard Time to discuss our financial results for the fourth quarter and full year of 2013. The conference call will be webcast live over the internet from the Company’s website at www.altisourceresi.com and can be accessed by clicking on the “Shareholders” section.

About Residential

Residential is focused on providing affordable rental homes to families throughout the United States. It acquires single-family properties through the purchase of distressed mortgage loan portfolios. Residential’s strategy is to work with borrowers to modify and refinance loans to keep them in their homes and convert the majority of loans into renovated rental properties. Additional information is available at www.altisourceresi.com.

Forward-looking statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. Residential undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Residential’s ability to implement its business plan; Residential’s ability to leverage strategic relationships on an efficient and cost-effective basis, its ability to compete; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and financing; and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Residential’s Registration Statement on Form 10, its Annual Report on Form 10-K, its Registration Statements on Form S-11, its Quarterly Report on Form 10-Q for the first, second and third quarters of 2013 and other filings with the Securities and Exchange Commission.

Altisource Residential Corporation

Consolidated Statements of Operations

($ in thousands)

	Three months ended December 31, 2013	For the year ended December 31, 2013
Rental revenues and net gain on investments:
Rental revenues	$30	$36
Net unrealized gain on mortgage loans	35,129	61,092
Net realized gain on mortgage loans	6,467	10,482

Total rental revenues and net gain on investments	41,626	71,610
Expenses:
Residential rental property operating expenses	492	767
Real estate depreciation and amortization	21	25
Mortgage loan servicing costs	6,630	10,418
Interest expense	3,405	4,568
Related party general and administrative	8,057	12,531
General and administrative	1,702	4,392

Total expenses	20,307	32,701
Other income	325	687

Net income	$21,644	$39,596

Earnings per share of common stock – basic:
Earnings per share basic	$0.51	$1.67
Weighted average common stock outstanding – basic (1)	42,286,669	23,734,869
Earnings per share of common stock – diluted:
Earnings per share diluted	$0.50	$1.61
Weighted average common stock outstanding – diluted (1)	43,172,796	24,620,996

Altisource Residential Corporation

Consolidated Balance Sheets

($ in thousands)

	December 31, 2013	December 31, 2012
Assets:
Real estate assets:
Land	$478	$—
Rental residential properties, net	3,092	—
Real estate owned	32,332	—

	35,902	—
Real estate assets held for sale	1,186	—
Mortgage loans	1,207,163	—
Cash and cash equivalents	115,988	100,005
Restricted cash	5,878	—
Accounts receivable	1,428	—
Related party receivables	9,260	—
Investment in affiliate	18,000	—
Deferred leasing and financing costs, net	2,293	—
Prepaid expenses and other assets	1,542	6

Total assets	1,398,640	100,011

Liabilities:
Repurchase agreements	602,382	—
Accounts payable and accrued liabilities	4,952	46
Related party payables	5,879	54

Total liabilities	613,213	100
Commitments and contingencies
Equity:
Common stock, $.01 par value, 200,000,000 authorized shares; 42,286,669 and 7,810,708 shares issued and outstanding at December 31, 2013 and 2012, respectively	423	78
Additional paid-in capital	758,584	99,922
Retained earnings (accumulated deficit)	26,420	(89)

Total equity	785,427	99,911

Total liabilities and equity	$1,398,640	$100,011

Non-GAAP measures - REIT taxable income

REIT taxable income is a measure that we use in connection with monitoring our compliance with certain REIT requirements. REIT taxable income should not be considered as an alternative to net income or net income per share as indicators of our operating performance.

The following table is a reconciliation of U.S. GAAP net income to REIT taxable income ($ in thousands):

	US GAAP For the year ended December 31, 2013	Adjustments For the year ended December 31, 2013	Tax For the year ended December 31, 2013
Rental revenues and net gain on investments:
Rental revenues	$36	$—	$36
Net unrealized gain on mortgage loans	61,092	(35,908)	25,184
Net realized gain on mortgage loans	10,482	(459)	10,023
Interest income, advance recoveries and other	—	3,558	3,558

Total rental revenues and net gain on investments	71,610	(32,809)	38,801
Expenses:
Residential rental property operating expenses	767	(27)	740
Real estate depreciation and amortization	25	(9)	16
Mortgage loan servicing costs	10,418	(7,586)	2,832
Interest expense	4,568	—	4,568
Related party general and administrative	12,531	(1,391)	11,140
General and administrative	4,392	(1,934)	2,458

Total expenses	32,701	(10,947)	21,754
Other income	687	—	687

Net income	$39,596	$(21,862)	$17,734

Non-GAAP measures – Generated Cash Flow

The Company’s generated cash flows, as used in this release, are calculated by adding the following GAAP and non-GAAP numbers ($ in thousands):

For the year ended December 31, 2013
Mortgage loan dispositions –GAAP	$38,967

Mortgage loan payments – GAAP	4,901

Real estate tax advances to borrowers – GAAP	(6,472)
Changes in receivables from mortgage loan dispositions, payments and real estate tax advances to borrowers, net – GAAP	9,812

Net cash used in operating activities – GAAP	(22,563)
Estimated cost of renovations – non-GAAP estimate	(2,000)

Generated cash flow – non-GAAP	$22,645

Generated cash flow is a measure that we use in connection with monitoring our business. Generated cash flow should not be considered as an alternative to net increase (decrease) in cash and cash equivalents in our consolidated statements of cash.